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                                                                   EXHIBIT 99.12

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (this "Agreement") is made as of September 20, 2000, among ProLogis-Broadband (1) Incorporated, a Delaware corporation (the "Company"), K. Dane Brooksher, an individual ("Stockholder"), and ProLogis Trust, a Maryland real estate investment trust ("ProLogis").

                                   WITNESSETH:

         WHEREAS, Stockholder owns all of the outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company and ProLogis owns all of the outstanding shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), of the Company; and

         WHEREAS, Stockholder and ProLogis wish to record their understanding regarding certain matters relating to rights to acquire securities of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                  CALL OPTIONS

         1.1 Call Options.

                  (a) At any time after January 1, 2001, ProLogis shall have the right (such right being the "First Call Option"). to purchase 44 shares of Common Stock owned by Stockholder. Upon the closing of the transactions contemplated by an exercise of the First Call Option, ProLogis shall deliver to Stockholder an amount in cash (or by wire transfer of immediately available funds) equivalent to the sum of (i) $71,428.57 plus (ii) an amount equal to 8% of the amount in clause (i) of this Section 1.1(a) calculated like interest on an annual basis from the date hereof until the date on which the closing of the transactions contemplated by the First Call Option occurs.

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                  (b) On or after the date of the Second Equity Commitment
Funding (as defined in the License Agreement, dated as of the date hereof, by and between the Company and PhatPipe, Inc. (the "License Agreement")), but in no event prior to January 1, 2001, ProLogis shall have the right (such right being the "Second Call Option") to purchase 31 shares of Common Stock owned by Stockholder. Upon the closing of the transactions contemplated by an exercise of the Second Call Option, ProLogis shall deliver to Stockholder an amount in cash (or by wire transfer of immediately available funds) equivalent to the sum of
(i) $51,020.41 plus (ii) an amount equal to 8% of the amount in clause (i) of this Section 1.1(b) calculated like interest on an annual basis from the date of the Second Equity Commitment Funding until the date on which the closing of the transactions contemplated by the Second Call Option occurs.

                  (c) On or after the date of the Third Equity Commitment Funding (as defined in the License Agreement), but in no event prior to January 1, 2001, ProLogis shall have the right (such right being the "Third Call Option") to purchase 25 shares of Common Stock owned by Stockholder. Upon the closing of the transactions contemplated by an exercise of the Third Call Option, ProLogis shall deliver to Stockholder an amount in cash (or by wire transfer of immediately available funds) equivalent to the sum of (i) $40,816.33 plus (ii) an amount equal to 8% of the amount in clause (i) of this Section 1.1(c) calculated like interest on an annual basis from the date of the Third Equity Commitment Funding until the date on which the closing of the transactions contemplated by the Third Call Option occurs.

         1.2 Notice of Intention to Exercise. Notwithstanding Section 1.1, each of the First Call Option, the Second Call Option and the Third Call Option (each, a "Call Option") shall be exercised by ProLogis, if at all, by giving Stockholder written notice of ProLogis' intention to exercise such Call Option.

         1.3 Closing of Call Option Transactions. Upon the closing of the transactions contemplated by an exercise of a Call Option, Stockholder shall surrender to ProLogis all applicable shares of Common Stock for such Call Option, free and clear of all liens, claims, charges or encumbrances, duly endorsed for transfer, then owned by Stockholder. The closing of the transactions upon the exercise of a Call Option shall occur within 30 days of the exercise thereof.


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         1.4 Company Obligations. The Company agrees to take such actions as
ProLogis or Stockholder shall reasonably request in order to effect the transactions contemplated by this Agreement.

                                   ARTICLE II
                                  MISCELLANEOUS

         2.1 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if delivered in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile or other wire transmission or (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, in each case:

         (a)      if to ProLogis, addressed as follows:

                  ProLogis Trust
                  14100 East 35th Place
                  Aurora, Colorado 80011
                  Attn:  Edward S. Nekritz
                  Fax:  (303) 576-2761

         (b)      if to Stockholder, addressed as follows:

                  K. Dane Brooksher
                  c/o ProLogis Trust
                  14100 East 35th Place
                  Aurora, Colorado 80011
                  Fax:  (303) 576-2600

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided. Whenever this Agreement requires notice to be given, or requires an action to be taken, as of a certain date, such notice or action shall be deemed to have been timely given or taken if such notice is given or such action is taken prior to the date called for by the other provisions of this Agreement.


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         2.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, executors, successors and permitted assigns.

         2.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or interpretation hereof.

         2.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         2.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         2.6 Assignment. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party hereto except with the prior written consent of each of the other parties; provided, however, that ProLogis may assign all of its rights and obligations hereunder to one or more of its affiliates.

         2.7 Waivers. The failure of any party hereto at any time or times to require performance of any provision hereof will in no way affect its right at a later time to require the performance of that provision. No waiver by any party of any condition or of any breach of any term or condition contained in this Agreement will be effective unless in writing. No waiver in any one or more instances will be deemed to be a further or continuing waiver of any condition or breach in any other instance or waiver of any other condition or breach.

         2.8 Specific Performance. The parties acknowledge that monetary damages will be insufficient for a breach of many of the provisions of this Agreement. Therefore, each party agrees that, upon a breach of any provision of this Agreement, the nondefaulting party(ies) may sue for and obtain an injunction or specific performance of such provision in any appropriate court.


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         2.9 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties regarding the subject matter hereof.

         2.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         2.11 Amendments. This Agreement may be amended only by written agreement signed by all of the parties hereto.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the date first above written.

                                   PROLOGIS TRUST


                                   By:      /s/ Edward S. Nekritz
                                            ------------------------------------
                                            Edward S. Nekritz
                                            Senior Vice President


                                   /s/ K. Dane Brooksher
                                   ---------------------------------------------
                                   K. Dane Brooksher



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